EXHIBIT 10.17

EXECUTIVE AGREEMENT

This Executive Agreement is made and effective this 24 day of November, 2008 by and between Cardima, Inc. (the “Company”) and Paul Cheng (the “Employee”).

Recitals

WHEREAS, Paul Cheng is currently employed by the Company as the Chief Accounting Officer  and

WHEREAS, the Company and Paul Cheng would like to enter into an Executive Agreement that sets forth the basic terms and conditions of Paul Cheng continued employment with the company.

THE PARTIES AGREE AS FOLLOWS:

Compensation

 1. Paul Cheng’s salary shall not be less than $ 180,000.00 on an annualized basis, which will be paid biweekly, less regular payroll deductions. The Employee salary will be reviewed annually based generally on performance and market conditions. In addition, subject to approval of the Board of Directors, the Employee will be eligible for annual executive bonuses.

Stock Grants

 2. In the event of a “Change in Control” as defined in Appendix A, vesting of all of Paul Cheng’s stock options issued prior to the effective date of this Agreement will fully and immediately vest.

Termination Without Cause

 3. The Employee and the Company agree that if the Employee is terminated without “Cause” (as defined in Appendix A), and subject to, and upon the effective date of, the Release described in paragraph 9 below, the Employee will receive an additional 6 (six) months of continued base salary, payable over a 6-month period of time.

Should the Employee employment with the Company terminate for any other reason, including a termination for Cause, or as a result of his death or disability, or in the event of a voluntary resignation, the Employee and the Company agree that the Employee will be entitled to receive his earned but unpaid salary and vacation pay through the date of his termination, and nothing more.

Duties

 4. The Employee and the Company agree that PAUL CHENG will act as Chief Accounting Officer and Secretary of the Company. The Employee acknowledges that his duties may change from time to time on reasonable notice, based on the needs of the Company and based on his skills, both as reasonably determined by the Company.

As an exempt employee PAUL CHENG agrees that he will, to the best of his ability and experience, loyally and conscientiously perform the duties and obligations required of him pursuant to the terms of this Agreement. The Employee is required to follow office policies and procedures adopted from time to time by the Company and to take such general direction consistent with his positions within the Company as he may be given from time to time by his superiors. The Company reserves the right to change these policies and procedures at any time upon reasonable notice. (Also see Adjustments and Changes in Employment Status). PAUL CHENG is required to devote his full business energies, efforts and abilities to his employment, unless the Company expressly agrees in writing otherwise.

Adjustment and Changes in Employment Status

5. The Employee  understands that the Company reserves the right to make personnel decisions regarding his employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business; provided that any of the foregoing changes shall be subject to his rights under this Agreement.

Proprietary Information and Inventions Agreement

6. The Employee agrees that he is bound by the terms of the Company’s Proprietary Information and Inventions Agreement that he executed on 24th day of November, 2008 (the “Proprietary Information Agreement”), which is incorporated into this Agreement by reference.

Employee Benefits

7. The Employee will continue to be eligible for the Company’s standard benefits package which includes, but is not limited to, health insurance benefits during the course of this Agreement. The Employee acknowledges that these benefits may change from time to time. The Employee will be covered by workers’ compensation insurance and State Disability Insurance, as required by California state law.

Term of Employment

8. The Employee acknowledges that his employment with the Company is “at-will,” which means that either he or the Company can terminate his employment at any time for any reason, with or without cause and with or without notice, subject however to the terms set forth in this Agreement. The Employee and the Company acknowledge that any such termination will be subject to this Agreement.

Release of All Claims

9. As a condition to receipt of the payments and benefits provided for in paragraphs 2 and 3 above, the Employee must first execute a general waiver and release of claims in a form acceptable to the Company.

Integrated Agreement

 10. This Agreement supersedes any prior agreements, representations, understandings or promises of any kind. Along with the Company’s Proprietary Information and Inventions Agreement, this Agreement constitutes the full, complete and exclusive agreement between The Employee and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by PAUL CHENG and the Compensation Committee of the Board of Directors of the Company.

Severability

11. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, and the parties shall use their best efforts to find an alternative way to achieve the same result. This Agreement shall be governed by California law.

The Employee and the Company agree to and accept the terms expressed in this Agreement. The Employee acknowledges that this is not an employment contract for any fixed period, and that either party may end the employment relationship at any time for any reason subject to the terms set forth above.

Employee:	/s/ Paul Cheng	Date 3/5/2009
PAUL CHENG

Cardima, Inc.	/s/ Robert Cheney	Date 3/5/2009
Robert Cheney, CEO

APPENDIX A

DEFINITIONS

“Change in Control” shall mean the consummation of one of the following:

(a) the acquisition of 50.1% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company);

(b) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the stockholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving or resulting entity after such merger, consolidation or other reorganization;

(c) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company; or

(d) the dissolution of the Company pursuant to action validly taken by the stockholder of the Company in accordance with applicable state law.

For the avoidance of doubt, the issuance of stock of the Company for financing purposes shall not constitute a “change in control” even if it results in the purchasers of such stock holding more than 50.1% of the Company’s stock.  For purposes of making the foregoing determinations, all outstanding securities shall be taken into account and convertible securities of the Company shall be calculated on an as-converted basis.

“Cause” shall mean (a) Employee’s willful misconduct or gross negligence in performance of his duties hereunder or material breach of this Agreement; (b) Employee’s refusal to comply in any material respect with the legal directives of the Company’s Chief Executive Officer or Board of Directors so long as such directives are not inconsistent with the Employee’s position and duties, and such refusal to comply is not remedied within 20 working days after written notice from the Chief Executive Officer or Board of Directors, which written notice shall state that failure to remedy such conduct may result in Termination for Cause; (c) dishonest or fraudulent conduct, breach of fiduciary duty, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is detrimental to the reputation of the Company, including conviction of a felony related to or adversely reflecting on the Company; or (d) Employee’s incurable material breach of any element of the Company’s Proprietary Information Agreement, including without limitation, Employee’s theft or other misappropriation of the Company’s proprietary information.

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